Response to Item 77D

Eaton Vance Short Duration Inflation-
Protected Income Fund (formerly known as
Eaton Vance Short Duration Real Return
Fund)
Material changes to the investment policies of the Fund are described in one or more supplements to the Fund's prospectus and statement of additional information, filed pursuant to Rule 497 under the Securities Act of 1933, as amended, and are incorporated herein by reference.